UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2019 (June 3, 2019)

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported, on May 29 2018, Vislink Technologies, Inc. (the “Company”) completed a private placement (the “Private Placement”) of $4 million in principal amount of 6% Senior Secured Convertible Debentures (the “Debentures”) and warrants (the “Warrants”) to purchase 3,000,000 shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) to institutional investors. The Debentures and Warrants were issued pursuant to a Securities Purchase Agreement, dated May 29, 2018 (the “Purchase Agreement”), by and among the Company and the purchasers’ signatories thereto (the “Holders”). The Private Placement resulted in gross proceeds of $4 million before fees and other expenses associated with the transaction. The proceeds will be used primarily for working capital and general corporate purposes.

Although two of the Debentures were amended to extend their maturity date until September 30, 2019, one of the original holders did not extend the maturity date. On June 3, 2019, the Company received notice from that holder that it was in default owing to a missed interest payment, which has since been made, and notice of the Debenture’s having become due under its terms.

Under the note, an Event of Default occurs if there is “any default in the payment of (A) the principal amount of any Debenture, (B) True-Up Cash, or (C) interest, liquidated damages and other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on a Conversion Date, Optional Redemption Date, Mandatory Redemption Date, Monthly Redemption Date, or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clauses (B) and (C) above, is not cured within three (3) Trading Days..” As a result of the specified default, the Debentures held by other noteholders in the May 29, 2018 tranche as well as Debentures entered into on December 3, 2019, are also in default as a result of the cross-default provisions in those Debentures.

As a consequence of the default, all of the outstanding principal amount of the outstanding Debentures, “plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount” as defined in the Debentures. Commencing five (5) days after the occurrence of any Event of Default that results in the eventual acceleration of this Debentures, the interest rate on the Debentures shall begin to accrue at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The current balance due under the Debentures is approximately $7.6 million.

The Company has been working over the past several weeks with a new lender to refinance the existing debt. There are no assurances that the recapitalization will occur, or even if it does occur, will occur on terms that may be satisfactory to the Company or its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2019	VISLINK TECHNOLOGIES, INC.

	By:	/s/ Roger Branton
	Name:	Roger Branton
	Title:	Chief Executive Officer